EXHIBIT 10.1
This SEPARATION AND GENERAL RELEASE AGREEMENT (“Agreement”) is entered into by and among Enviva Management Company, LLC, a Delaware limited liability company (“Company”), Enviva Inc., a Delaware corporation (for the limited purpose of vesting Equity Awards), and SHAI S. EVEN (“Executive”). The Company and Executive are referred to individually as a “Party” and collectively as the “Parties.”
WHEREAS, Executive separated from employment with the Company, with his last day of employment being August 29, 2023 (the “Separation Date”); and
WHEREAS, the Company and Executive wish to resolve any and all claims that Executive has or may have against the Company and the other Company Parties (defined below).
NOW THEREFORE, in consideration of the promises in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by Executive and the Company, the Parties agree as follows:
1.Select Definitions.
(a)“Affiliate” as used with respect to a particular person or entity, means any other person or entity that owns or controls, is owned or controlled by, or is under common ownership or control with, such person or entity.
(b)“Company Party” or “Company Parties” means the Company and its Affiliates, and each of their respective past, present, and future parents, subsidiaries, predecessors, successors, and assigns, along with each of the foregoing entities’ respective Affiliates, owners, shareholders, partners, officers, directors, members, managers, employees, trustees, representatives, agents, attorneys, successors, administrators, fiduciaries, insurers, and benefit plans and the trustees and fiduciaries of such plans, in their personal and representative capacities.
2.Separation from Employment. The Parties acknowledge and agree that Executive’s employment with the Company ended as of the Separation Date, and as of the Separation Date, Executive was no longer employed by the Company or any of its Affiliates. The Parties further acknowledge and agree that, as of the Separation Date, Executive voluntarily resigned as an officer of the Company and each of its Affiliates (as applicable) and Executive no longer held any offices or other positions with the Company or any of its Affiliates.
3.Acknowledgment of Restrictive Covenants; Non-Disparagement.
(a)Executive acknowledges and agrees that, in connection with Executive’s employment with the Company, Executive has obtained Confidential Information, as defined in the Fourth Amended & Restated Employment Agreement by and between Executive and the Company and entered into as of October 14, 2021 (the “Employment Agreement”) and that Executive has continuing obligations to the Company and Company Parties pursuant to the terms of Sections 8, 9, 10 and 12 of the Employment Agreement (collectively, such obligations are referred to as the “Continuing Covenants”). Executive agrees to comply with the Continuing Covenants following the Separation Date.
(b)Executive agrees to refrain from making any statements (or permitting any statements to be reported as being attributed to Executive) now or in the future that are defamatory to or false about the Company or any of the other Company Parties. The Company similarly agrees to instruct its directors and executive officers to refrain from making any statements now or in the future that are defamatory to or false about Executive.

(c)Notwithstanding the foregoing, nothing in this Agreement or the Employment Agreement shall prohibit or restrict Executive from engaging in those activities described in Section 8(e) of the Employment Agreement. For the avoidance of doubt, this Agreement does not restrict or prohibit Executive from lawfully (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, testifying truthfully, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official (collectively, “Governmental Authorities”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Executive individually from any Governmental Authorities; (iii) testifying, participating, or otherwise assisting in an action or proceeding by any Governmental Authorities relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (I) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (II) solely for the purpose of reporting or investigating a suspected violation of law, (B) is made to Executive’s attorney in relation to a lawsuit for retaliation against Executive for reporting a suspected violation of law, or (C) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement shall require Executive to obtain prior authorization from any Company Party before engaging in any communications with any Governmental Authority. In addition, nothing in this Agreement shall restrict Executive from responding to a lawfully issued subpoena, or as otherwise required by law. Notwithstanding the above, if the subpoena is not from a Governmental Authority, Executive shall provide Company with notice (and a copy of the subpoena(s)) received within five (5) days of receipt of the same. Prior to responding to the subpoena(s), Executive shall allow the Company and its Affiliates, at their own cost and discretion, to seek to quash, challenge, defend and/or limit the scope of any such subpoena(s). If the Company or its Affiliate elects to quash, challenge, defend or limit such subpoena(s), Executive will not (1) object to or interfere with the Company’s or its Affiliate’s request to quash, challenge, defend and/or limit the scope of the subpoena(s), or (2) respond to the subpoena(s) until a final disposition of the Company’s or its Affiliate’s request to quash, challenge, defend and/or limit the scope of the subpoena by the presiding judge has been received, and respond only in accordance with the judge’s decision, unless a sooner response is specifically required by law. In all situations, if a response is provided to the subpoena(s), Executive shall simultaneously provide the Company with a copy of Executive’s response(s) and the attached document(s).
4.Separation Benefits.
(a)So long as Executive (i) returns a signed and dated copy of this Agreement to the Company, care of Jason E. Paral, Senior Vice President, General Counsel, and Secretary, 7272 Wisconsin Ave., Ste. 1800, Bethesda, MD 20814 or via email to Jason.Paral@envivabiomass.com so that it is received by Mr. Paral no later than 11:59 p.m. Eastern Time on the Twenty-Second (22nd) calendar day following Executive’s initial receipt of this Agreement, which is September 19, 2023, (ii) does not revoke Executive’s acceptance of this Agreement pursuant to Section 10(d) below, and (iii) abides by the terms of this Agreement(subject to any applicable cure rights and dispute resolution procedures set forth therein), then Company will provide the consideration in Sections 4(b)-(e). In the event Executive does not abide by the terms of this Agreement(subject to any applicable cure rights and dispute resolution procedures set forth therein), then all consideration set forth in this Section 4 (other than $1,000) shall be forfeited by Executive while the remaining terms of this Agreement remain binding on the Parties.

(b)Salary Component. Company shall pay $245,000, less applicable taxes and deductions, which payment is equal to six (6) months’ worth of Employee’s base salary as in effect immediately prior to the Separation Date (such payment, the “Salary Severance Payment”). The Salary Severance Payment will be paid in 12 substantially equal installments, with the first installment being paid on the Company’s first regularly scheduled payday that comes on or after the date that is thirty (30) days after the Separation Date (such date, the “First Payment Date”), which first installment shall include (without interest) a number of installments of the Salary Severance Payments equal to the number of such installments that would have been paid during the period beginning on the Separation Date and ending on the First Payment Date had the installments been paid on a bi-weekly basis commencing on the Company’s first regularly scheduled pay date coincident with or next following the Separation Date, and each of the remaining installments of the Salary Severance Payment shall be paid on a bi-weekly basis thereafter.
(c)Bonus Component. Executive shall be entitled to a bonus payment pursuant to the Enviva Inc. Annual Incentive Compensation Plan or other applicable incentive or bonus compensation plan of the Company (as applicable, the “AICP”), equal to the lesser of (i) the product of the Company performance factor for fiscal year 2023 pursuant to such plan, as determined by the board of directors of Enviva Inc. or applicable committee thereof (the “Committee”), multiplied by the Executive’s target bonus goal of $612,500 and (ii) $367,500, which is 60% of the Executive’s target bonus. If such performance factor is zero, or if the Committee does not approve a 2023 bonus under the AICP but, in either event, the Committee awards discretionary bonus compensation to other members of the “Executive Team” (as defined below) in respect of 2023 performance, or if the Committee awards discretionary additional bonus compensation to other members of the Executive Team in respect of 2023 performance in excess of what may be required under the terms of the AICP, Executive shall receive substantially the same bonus (relative to his target bonus) as the average bonus (relative to their target bonuses) awarded to such group, subject to the cap set forth (ii) of this Section 4(c). In no event shall Executive’s compensation pursuant to this Section 4(c) exceed a value of $367,500. Any payment under this Section 4(c) (the “Bonus Severance Payment”) shall be paid substantially at the same time and substantially in the same manner as other Company executives. If the Committee does not award any 2023 bonus under the AICP or discretionary bonus compensation to other Company executives generally in respect of 2023 performance, then Executive shall not receive any compensation under this Section 4(c). The Bonus Severance Payment, if any, will be paid in a single lump sum payment no later than March 15, 2024. For purposes of this Section 4(c), the “Executive Team” shall consist of the Company’s CEO, and his direct reports that are Executive Vice Presidents and Senior Vice Presidents.
(d)Accelerated Vesting of Equity Awards. Prior to the Separation Date, Executive held restricted stock units (“RSU”) pursuant to the Enviva Inc. Long-Term Incentive Plan (“LTIP”) and certain RSU Award Grant Notices and RSU Award Agreements (the “Grant Agreements”). Appendix A of this Agreement identifies the RSU grants (collectively the “Equity Awards”) that shall vest and be settled in shares of the Company’s common stock (“Common Stock”) under this Agreement and the timing of such vesting. For the avoidance of doubt, the Equity Awards do not include performance-based restricted stock units (also referred to as PSUs). The Equity Awards shall fully and immediately vest on the applicable date identified in Appendix A, subject to the terms of this Agreement, the LTIP, and the Grant Agreements. To the extent the Equity Awards vest and are not otherwise forfeited pursuant to this Agreement, the Common Stock issuable in settlement of the Equity Awards shall be available in Executive’s Fidelity account within 30 calendar days after the vesting date identified in Appendix A (but no later than December 31, 2024). If Executive does not accept this Agreement or revokes his acceptance of this Agreement pursuant to Section 10(d), then the Equity Awards (and all rights arising from them) are immediately and forever terminated and forfeited without consideration or payment as of the Separation Date.

(e)COBRA Reimbursement. If Executive timely and properly elects to continue coverage for Executive and Executive’s spouse and eligible dependents, if any, under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), similar in the amounts and types of coverage provided by the Company to Executive prior to the Separation Date, then during the COBRA Continuation Period (as defined below), the Company shall promptly reimburse Executive on a monthly basis for the entire amount Executive pays to effect and continue such coverage (“COBRA Benefit”). Each payment of the COBRA Benefit shall be paid to Executive on the Company’s first regularly scheduled pay date in the calendar month immediately following the calendar month in which Executive submits to the Company documentation of the applicable premium payment having been paid by Executive, which documentation shall be submitted by Executive to the Company within 30 days following the date on which the applicable premium payment is paid. Notwithstanding anything in the preceding provisions of this Section 4(e) to the contrary, (x) the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage will remain Executive’s sole responsibility, and the Company will assume no obligation for payment of any such premiums relating to such COBRA continuation coverage and (y) if the provision of the benefit described in this Section 4(e) cannot be provided in the manner described above without penalty, tax, or other adverse impact on the Company, then the Company and Executive shall negotiate in good faith to determine an alternative manner in which the Company may provide a substantially equivalent benefit to Executive without such adverse impact on the Company. As used herein, the “COBRA Continuation Period” shall mean the period beginning on the first day of the first calendar month following the Separation Date and continuing for a number of months thereafter equal to 12 months; provided, however, that the COBRA Continuation Period shall immediately terminate upon the earlier of (1) the time Executive becomes eligible to be covered under a group health plan sponsored by another employer (and Executive shall promptly notify the Company in the event that Executive becomes so eligible) or (2) the date Executive is no longer eligible to receive COBRA continuation coverage.
5.Satisfaction of Obligations; Receipt of Leaves, Bonuses, and Other Compensation. Executive expressly acknowledges and agrees that Executive is not entitled to the consideration in Section 4 (or any portion thereof) but for Executive’s entry into this Agreement and satisfaction of the terms herein. Executive further acknowledges and agrees that, with the exception of any base salary earned by Executive in the pay period in which the Separation Date occurred (if such base salary has not been paid as of the time Executive executes this Agreement), Executive has been paid in full all salary and bonuses, been provided all benefits, and otherwise received all wages, compensation, reimbursements, and other sums that Executive is owed, and has been owed, by the Company and any other Company Party. Executive further acknowledges and agrees that Executive has received all leave (paid and unpaid) that Executive has been entitled to receive from the Company and the other Company Parties. For the avoidance of doubt, Executive expressly acknowledges and agrees that, notwithstanding his termination without Cause, he has no rights to the Severance Payment (as defined in the Employment Agreement) or any other severance pay or benefits pursuant to the Employment Agreement.
6.Complete Release of Claims.
(a)For good and valuable consideration, including the consideration set forth in Section 4 (and any portion thereof), Executive forever releases and discharges the Company and each of the other Company Parties from, and Executive waives, any and all claims, demands, liabilities, and causes of action, whether statutory or at common law, including any claim for salary, benefits, payments, expenses, costs, damages, penalties, compensation, remuneration, contractual entitlements, and all claims or causes of action relating to any matter that actually or allegedly occurred, whether known or unknown, on or prior to the date that Executive executed this Agreement, including, (i) any alleged violation of: (A) the Family and Medical Leave Act of 1993, as amended; (B) Title VII of the Civil Rights Act of 1964, as amended; (C) the Civil Rights Act of 1991; (D) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (E) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (F) the Immigration Reform Control Act, as amended; (G) the Americans with Disabilities Act of 1990, as amended; (H) the Occupational Safety and Health Act, as amended; (I) the Genetic Information Nondiscrimination Act of 2008; (J) the Fair Labor Standards Act of 1938, as amended; (K) the Age Discrimination in Employment Act of 1967, as amended (including as amended by the Older Workers Benefit Protection Act) (the “ADEA”); (M) the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act, (N) any other local, state, or federal anti-discrimination or anti-retaliation law; (O) any other local, state, or federal law, regulation, or ordinance including under Maryland State law, the Maryland Equal Pay Act, and Title 20 of the State Government Article of the Maryland Annotated Code, all as amended; (P) any other local or state law, regulation, or ordinance in a state or jurisdiction where Executive worked on behalf of the Company or any of the other Company Parties; (ii) any public policy, contract, tort, or common law claim, including any claim for defamation, emotional distress, fraud or misrepresentation of any kind, promissory estoppel, breach of any implied duty of good faith and fair dealing, breach of implied or express contract, breach of fiduciary duty or wrongful discharge; (iii) any allegation for costs, fees, or other expenses, including attorneys’ fees, related to any Released Claim; (iv) any and all claims Executive may have arising under or as the result of any alleged breach of any contract (including any offer letter or employment contract (including the Employment Agreement), or incentive or equity-based compensation plan or agreement (including the LTIP, Grant Agreements, and Other RSU Award Agreements (as defined below))) with the Company or any other Company Party; (v) any claim for compensation or benefits of any kind not expressly set forth in this Agreement; and (vi) any and all claims arising from, or relating to, the LTIP or Executive’s status as a holder of the phantom units or stock described therein or any other claims, whether direct or derivative, arising from being an equity holder of any Company Party (collectively, the “Released Claims”). This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for any consideration received by Executive pursuant to Section 4, any and all potential claims of this nature that Executive may have against the Company and any other Company Parties, regardless of whether they actually exist, are expressly settled, compromised, and waived. THIS RELEASE INCLUDES MATTERS KNOWN OR UNKNOWN AND ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF THE COMPANY OR COMPANY PARTIES.
(b)Notwithstanding this release of liability, nothing in this Agreement prevents Executive from filing any non-legally waivable claim, including a challenge to the validity of this Agreement or the ADEA release contained herein, with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency, or participating in (or cooperating with) any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, Executive understands and agrees that Executive is waiving any and all rights to recover any monetary or personal relief or recovery from any Company Party as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions. Further, nothing herein prohibits or restricts Executive from filing a charge or complaint with, or cooperating in any investigation with, or making disclosures to, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other securities regulatory agency or authority, and nothing herein will require Executive to inform any Company Party that he has made such a charge, complaint or disclosure or that he is engaging in such cooperation.
(c)In no event shall the Released Claims include (i) any claim that first arises after the date this Agreement is executed by Executive, including any claim to enforce

Executive’s rights under this Agreement; (ii) any claim to any vested benefits under ERISA that cannot be released pursuant to ERISA; (iii) any right to receive an award for information provided to any Governmental Authorities; or (iv) rights to indemnification as an officer of Enviva Inc. (including under Executive’s Indemnification Agreement with Enviva Inc. dated December 31, 2021) or the Company or as an insured under any directors and officers insurance policy of either of them. Nothing herein prevents Executive from seeking unemployment insurance or workers’ compensation benefits; provided, however, the Company may provide truthful information in response to any application for such benefits.
(d)Executive confirms that Executive has no known workplace injuries or occupational diseases.
7.Waiver of LTIP Grants Not in Appendix A. Excluding the Equity Awards identified in Section 4(d) and Appendix A of this Agreement, Executive, immediately prior to the Separation Date, held performance-based restricted stock units (“Other RSUs”) pursuant to the LTIP and other RSU Award Grant Notices and RSU Award Agreements (collectively, the “Other RSU Award Agreements”). Executive acknowledges that all Other RSUs remained unvested as of the Separation Date and the Other RSUs (and all rights arising from them) terminated and were forfeited without consideration or payment as of the Separation Date.
8.Representations and Warranties Regarding Claims. Executive represents and warrants that, as of the date on which Executive signs this Agreement, Executive has not filed any claims, complaints, charges, or lawsuits against the Company or any of the other Company Parties with any government agency, state or federal court or arbitrator for, or with respect to, a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the date on which Executive signs this Agreement, and Executive is not aware of any basis for Executive to bring a claim against the Company or any other Company Party. Executive further represents and warrants that Executive has not made any assignment, sale, delivery, transfer, or conveyance of any rights Executive has asserted or may have against the Company or any of the other Company Parties with respect to any Released Claim.
9.Continued Cooperation.
(a)Executive, in addition to any and all assistance that may be required pursuant to Section 12 of his Employment Agreement, will provide the Company and the other Company Parties with assistance when reasonably requested by the Company with respect to: transitioning matters related to Executive’s job responsibilities, providing information relating to the duties Executive performed for the Company and other Company Parties, providing facts and information within Executive’s knowledge as a result of services performed by Executive for any Company Party, and providing consultation, assistance, and truthful information to the Company Parties or any Company Party’s legal counsel with respect to the pursuit or defense of any litigation or other legal or administrative matters involving the Company, or in which any of the Company Parties or Executive are named parties. In requesting and scheduling Executive’s assistance pursuant to this Section 9, the Company shall take into consideration Executive’s other personal and professional obligations. Within 14 days of the Separation Date, Executive shall transition matters as reasonably requested by the Company, after such time Company does not anticipate Executive’s assistance to exceed one hour per week on average during the period in which his services are reasonably anticipated to be required pursuant to this Section 9.
(b)Executive’s performance under this Section 9 is a material condition for the vesting of Equity Awards under Section 4(d) and Executive’s receipt of the other consideration set forth in Section 4 above. If Company determines at any time that Executive is in material noncompliance with this Section 9, it shall provide Executive with written notice and

Executive shall have seven (7) calendar days to cure his noncompliance to the greatest extent practicable. If Executive does not cure to the satisfaction of the Company, settlement of the Equity Awards may be deferred or withheld temporarily pending such cure or the Equity Awards may be permanently forfeited without consideration. In the event Company provides notice that the Equity Awards are being permanently forfeited without consideration due to Executive’s breach of this Section 9, Executive shall have the right to challenge Company’s decision before a third party, mutually selected by the Parties and paid for by the Company, in a binding decision by the third party. Each Party shall be responsible for its own attorneys’ fees and costs. In no event will the settlement of the Equity Awards be deferred or withheld beyond December 31, 2024, at which time they shall be deemed immediately forfeited without consideration and Executive shall be entitled to challenge such forfeiture as set forth in this Section 9(b).
10.Executive’s Acknowledgements; Advice to Consult with Counsel. This is an important legal document, and Executive is advised to and has consulted with legal counsel of Executive’s choice before entering into this Agreement. In signing below, Executive acknowledges that:
(a)Executive’s employment with the Company ended as of the Separation Date as a result of his involuntary termination by the Company without Cause;
(b)Executive has been advised by an attorney of his choosing before signing this Agreement that, among other things, waives his rights under the ADEA;
(c)Executive has been given at least twenty-one (21) calendar days to review this Agreement and consider whether to accept this Agreement before signing it and no changes to this Agreement (whether material or immaterial) will re-start this 21-day consideration period;
(d)If Executive does not accept this Agreement by 11:59 p.m., Eastern Time, on the twenty-second (22nd) calendar day after presentation, as defined above in Section 4(a), the entire Agreement is automatically revoked by the Company;
(e)Executive has seven (7) calendar days after signing this Agreement to revoke it. This Agreement will not become effective or enforceable until the revocation period has expired. Any notice of revocation of the Agreement is effective only if received by the Company, care of Mr. Paral at the address or email set forth in Section 4(a) above in writing by 11:59 p.m. Eastern Time, on or before the seventh (7th) calendar day after Executive signs this Agreement. Executive understands that if Executive revokes Executive’s acceptance of this Agreement, the entire Agreement will become null and void and the Company will not provide Executive with any of the consideration described in Section 4, but Executive’s separation as of the Separation Date shall remain in effect;
(f)Executive is receiving, pursuant to this Agreement, consideration in addition to anything of value to which Executive is already entitled;
(g)Neither the Company nor any other Company Party has provided any tax or legal advice to Executive regarding this Agreement and Executive has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Executive’s own choosing such that Executive enters into this Agreement voluntarily and with full understanding of the tax and legal implications thereof; and

(h)Executive fully understands the final and binding effect of this Agreement, is signing this Agreement knowingly, voluntarily, and of Executive’s own free will, and understands and agrees to each of the terms and conditions of this Agreement.
11.No Waiver; Notice. No failure by any Party at any time to give notice of any breach by the other Party of, or to require compliance with, any provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions at the same or at any prior or subsequent time. Notice to the Company shall be made to the General Counsel’s Office at the address in Section 4(a). Notice to the Executive shall be made to the last known address on file for Executive, which Executive is responsible for keeping current.
12.Applicable Law; Dispute Resolution. This Agreement shall in all respects be construed according to the laws of the State of New York without regard to the conflict of law principles thereof. With respect to any claim or dispute related to or arising under this Agreement, the Parties hereby consent to the arbitration provisions set forth in Section 11 of the Employment Agreement, and recognize and agree that should any resort to a court be necessary and permitted under this Agreement and the terms of Section 11 of the Employment Agreement, then the Parties consent to the exclusive jurisdiction, forum, and venue of the state and federal courts located in New York, New York.
13.Severability. Any term of this Agreement, or portion of, that renders such term or any other term of this Agreement invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term invalid or unenforceable, and such modification or severance shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain in this Agreement.
14.Withholding of Taxes and Other Executive Deductions; Delivery of Consideration. Executive authorizes the Company to withhold from any payments made pursuant to this Agreement all federal, state, local, and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling. Executive authorizes Company to make payments to his the bank account(s) on file for payroll and to vest Equity Awards to his Fidelity account.
15.Section 409A. The payments provided for in this Agreement are intended be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations and interpretive guidance issued thereunder (collectively, “Section 409A”) and shall be construed and administered in accordance with such intent. For purposes of Section 409A, any installment payments shall each be treated as separate payments. Notwithstanding the foregoing, the Company makes no representations that the benefits or payments provided under this Agreement are exempt from or comply with the requirements of Section 409A and in no event shall the Company or any other Company Party be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with or non-exemption from Section 409A. To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of Executive’s taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the

Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.
16.Counterparts. This Agreement may be executed in one or more counterparts (including portable document format (.pdf) counterparts), each of which shall be deemed to be an original, but all of which together constitute one and the same Agreement.
17.Third-Party Beneficiaries. Each Company Party that is not a signatory to this Agreement shall be a third-party beneficiary of Executive’s promises, representations, covenants, and waiver of Released Claims in this Agreement and is entitled to enforce such provisions as if it was a party to this Agreement. Other than the Company Parties, Company and Executive do not intend for there to be, and there are no, third-party beneficiaries of this Agreement.
18.Return of Property. Executive represents and warrants that Executive has returned to the Company, or will return within 10 days after the Separation Date to the Company, all property belonging to the Company and any other Company Party, including but not limited to, all computer files and other electronically stored information, client materials, credit cards, ID cards, access cards, and other materials provided to Executive by the Company or any other Company Party in the course of Executive’s employment (“Company Property”) and Executive further represents and warrants that Executive has not maintained a copy of any Company Property in any form. Executive represents and warrants that Executive has deleted all Company Property (such as, but not limited to, emails, text messages, files, and documents) from Executive’s personal cell phone or other personal electronic devices and that Executive has not retained, or delivered to any person or entity, copies of any Company Property or permitted copies of Company Property to be made by any other person or entity.
19.Interpretation. Neither this Agreement nor any uncertainty or ambiguity with this Agreement shall be construed or resolved against any Party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each Party and an attorney of its own choosing and shall be construed and interpreted according to the ordinary meaning of the words used to fairly accomplish the purposes and intentions of the Parties. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof. Unless the context requires otherwise, all references herein to a law, agreement, instrument or other document shall be deemed to refer to such law, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.
20.Amendment; Entire Agreement. This Agreement may not be changed orally but only by an agreement in writing and signed by the Parties. This Agreement and, with respect to the covenants referenced in Section 3, the Employment Agreement (and, as referenced herein, the LTIP, Grant Agreements, Other RSU Award Agreements, and Executive’s Indemnification Agreement), constitute the entire agreement of the Parties with regard to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, oral or written, between Executive and the Company or any Company Party with regard to the subject matter hereof.

[Signature page follows.]

The Company has caused this Agreement to be executed by a duly authorized officer and Executive has executed this Agreement, in each case, as of the dates set forth beneath their signature blocks below, effective for all purposes as provided above. Executive’s signature represents (1) that Executive understands this Agreement contains a voluntary waiver of all known or unknown claims in exchange for the consideration in Section 4; (2) was advised to consult and has consulted with an attorney before signing; and (3) has read this entire Agreement carefully before signing and understands and agrees with all of its terms.

SHAI S. EVEN ________________________________ Signature __________________ Date
ENVIVA MANAGEMENT COMPANY, LLC

And for the limited basis of vesting the Equity Awards in Section 4, on behalf of ENVIVA INC.

By _______________________________

Name: Jason E. Paral
Title: Senior Vice President, General Counsel, and Secretary

__________________
Date

APPENDIX A
EQUITY AWARDS
Enviva’s records show Executive held the following restricted stock units (RSUs) immediately prior to the Separation Date. The below RSUs are the “Equity Awards” referenced and identified in Section 4(d) of the Agreement, and their vesting and settlement is contingent on the terms of the Agreement.

Quantity of RSUs	Grant Date	Original Vest Date	Vest Date Under Agreement
14,807	1/29/2020	1/29/2024	1/29/2024
11,998	1/27/2021	1/27/2025	First Anniversary of Separation Date
8,499	2/01/2022	2/01/2026	First Anniversary of Separation Date
13,467	1/31/2023	1/31/2027	First Anniversary of Separation Date

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